McGuireWoodsLLP
One James Center
901 East Cary Street
Richmond, Virginia 23219-4030


July 26, 2001



Board of Directors
Commonwealth Cash Reserve Fund, Inc.
P.O. Box 1192
Richmond, Virginia 23209-1192

Gentlemen:


   We hereby consent to the reference to our firm in the Post-Effective Amendment and the prospectus of the Fund included therein, and to the filing of this consent as an exhibit to the Post-Effective Amendment and any notice filing required pursuant to the securities laws of the various states which the Shares will be offered. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.



Very truly yours,



/s/ McGuireWoodsLLP
    McGuireWoodsLLP